Exhibit 99.2

FINAL TRANSCRIPT

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Conference Call Transcript

Event Date/Time: Jul. 29. 2009 / 8:30AM ET

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Final Transcript

Jul. 29. 2009 / 8:30AM ET, MDCO — Q2 2009 The Medicines Company Earnings Conference Call
CORPORATE PARTICIPANTS
Robyn Brown
The Medicines Co. — VP IR
John Kelley
The Medicines Co. — President, COO
Glenn Sblendorio
The Medicines Co. — EVP, CFO
Clive Meanwell
The Medicines Co. — Chairman, CEO
CONFERENCE CALL PARTICIPANTS
Lucy Lu
Citi Investment Research — Analyst
Liana Moussatos
Wedbush Morgan Securities — Analyst
Jason Kantor
RBC Capital Markets — Analyst
Joseph Schwartz
Leerink Swann & Co. — Analyst
Maged Shenouda
UBS — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the second-quarter 2009 The Medicines Company earnings conference call. My name is [Shaquana] and I will be your coordinator for today.
At this time, all participants are in a listen-only mode. We will facilitate a question-and-answer session towards the end of this conference. (Operator Instructions)
I would now like to turn the presentation over to your host for today’s call, Ms. Robyn Brown, Vice President of Investor Relations. Please proceed, ma’am.

Robyn Brown — The Medicines Co. — VP IR
Good morning, everyone. Thank you for joining us to review The Medicines Company’s second-quarter 2009 results.
This morning, I am joined by Clive Meanwell, our Chairman and Chief Executive Officer; John Kelley, our President and Chief Operating Officer; and Glenn Sblendorio, our Executive Vice President and Chief Financial Officer.
Before we begin, I would like to remind you that this conference call will contain statements about The Medicines Company that are not purely historical, and all other statements that are not purely historical may be deemed to be forward-looking statements, which involve a number of risks and uncertainties. Without limiting the foregoing, the words believes, anticipates and expects and similar expressions, including our 2009 guidance, are intended to identify forward-looking statements.

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Jul. 29. 2009 / 8:30AM ET, MDCO — Q2 2009 The Medicines Company Earnings Conference Call
Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are identified in the Company’s SEC filings, including the Form 10-Q filed with the SEC on May 11, 2009. Copies of our SEC filings can be obtained from the SEC or by visiting the Investor Relations section of our website.
I would also note that, during the call, we may refer to non-GAAP measures, which exclude the impact of Targanta Therapeutics acquisition, stock-based compensation expense, and the non-cash provision for income taxes. Please refer to the non-GAAP reconciliation tables in our press release and the second-quarter 2009 conference call summary fact sheet on our website.
Now, I will turn the call over to John Kelley. John?

John Kelley — The Medicines Co. — President, COO
Thanks, Robyn. Good morning, everyone, and thanks for joining us on the call this morning. I will start my update today by reviewing another strong quarter for Angiomax/Angiox.
The Medicines Company recorded its first $100 million revenue quarter in Q2 with total net sales of Angiomax/Angiox of $103 million. This is a 5% increase over Q1 and a 19% increase over the same quarter in 2008. Based on the results we have seen in the first half of 2009, we are reiterating our overall guidance for net sales of Angiomax/Angiox. We expect total net sales for 2009 for the brand to be in the range of $425 million to $445 million with the mix of sales coming from the US to be possibly higher than we had previously anticipated. We will provide a more specific breakdown on this in our third-quarter call as we see more data.
End-user demand in the United States demonstrated solid growth in Q2, up 7% over Q1 and 17% over Q2 of 2008. For the first six months of 2009 compared to 2008, hospital demand was up by 21%.
Demand for Angiox in the EU also demonstrated significant growth in Q2 with a 32% increase over Q1, and a 52% increase over the same quarter in 2008. In the United States, Angiomax now has a greater market share than all of the platelet glycoprotein IIb/IIIa inhibitors combined, a reflection of the improved clinical and economic outcomes the hospital has experienced with the product.
While we saw a robust relative growth rate in Europe, we are not yet where we would like to be in absolute terms, primarily because it has taken us longer to staff our organization with high quality commercial professionals than we had anticipated, and so we are about three to six months behind where we wanted to be in operational buildout. In those countries where we have staffed the sales organization, we see a clear positive impact on sales, both in volume of business from existing customers as well as the addition of new accounts ordering Angiox.
For example, we have been fully staffed in the UK since the beginning of 2009, and our sales team has been on board in France since February. Consequently, from Q1 and Q2 2009, sales of Angiox increased by 65% in the UK and by 54% in France. It is logical to anticipate such effects as we complete recruitment, training and deployment of the remainder of our European team.
In the past few weeks, our sales teams in Scandinavia and Italy completed training. This week, the first half of the German sales team will complete their training. We have approximately eight more salespeople to hire in Germany to complete the team there, and we expect to have them on board during the third quarter.
Today, I would like to announce that we have appointed a new senior executive to head our European team, Dr. Christiane Hanke-Harloff. Christiane joined us from Jerini AG, a German-based pharmaceutical company where, as the VP Of sales and Marketing, she was responsible for developing and building a European sales and marketing organization. Previously, Christiane was the general manager for Gilead in Germany. During her seven years at Gilead as General Manager, she turned a comparatively small subsidiary into a full-blown pharmaceutical entity contributing significantly to Gilead’s international success. Christiane was also responsible for opening the Russian and Polish markets for Gilead. She will work out of our offices in Munich and lead our dedicated European team of 60 to 70 professionals in total.
Finally, on Angiomax, we announced in June that the FDA has granted pediatric exclusivity for Angiomax. This effectively extends the marketing exclusivity on the brand in the United States until September 23, 2010. We continue to focus our efforts on a wide range of activities to manage the lifecycle of Angiomax, and we will update you on those activities when it is appropriate.
Okay, in Q2, we achieved approximately $900,000 in net sales for Cleviprex versus the $1.2 million that we expected when we spoke to you in April. Because of the trend that we are currently seeing with Cleviprex, we are lowering our guidance this year from the previously stated $10

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Jul. 29. 2009 / 8:30AM ET, MDCO — Q2 2009 The Medicines Company Earnings Conference Call
million to $19 million to $5 million to $10 million. This shortfall in our expectations is due to several factors that include the need for us to pursue an aggressive pricing strategy to achieve formulary acceptance during very challenging economic times for hospital pharmacies. The current vial contract price is between $85 and $100. We launched in a range of $135 to $145. As the product is established and value is demonstrated, it is possible that we may recover this price.
We are seeing a greater-than-anticipated effort needed to educate and in-service caregivers in the hospital so that Cleviprex can be used appropriately in a broad set of uses, including cardiovascular surgery, intensive and emergency medicine, and neurocritical care. Our need to balance resources needed to drive the continued growth of a major hospital brand like Angiomax while simultaneously doing the necessary work to launch a new hospital product like Cleviprex.
Notwithstanding the slow start in sales, during Q2, we continued to make strong progress in gaining formulary acceptance for Cleviprex. Today, we have secured 270 formulary wins for the product, up from the 175 wins we had when we updated you in April. We are averaging just over 60 new formulary wins per week and believe we are on track to exceed the 400 formulary adoption goal that we established at the beginning of the year.
We are also encouraged by the breadth of Cleviprex usage in the hospital. A snapshot of use data in March and April of 2009 shows that 52% of Cleviprex use was in cardiac, vascular and other high-risk surgery, 22% in neurocritical care, 14% in acute severe hypertension, and 12% in percutaneous procedures such as PCI. This demonstrates that the product is being used in a wide range of hospital patients and procedures, all of which we believe will grow in penetration. The results underscore the potential for penetration into the 3.4 million surgical and medical patients in the United States who are currently treated with the intravenous antihypertensive.
We are enthusiastic and confident as ever about the future of this product. Based on feedback from initial users and other potential customers, we know that that there is a high level of unmet medical need for improved acute blood pressure management in cardiovascular surgery and peri-operative care, in intensive care and emergency medicine, and in neurocritical care.
We have a strong dataset in cardiac surgery and emergency department medicine. With our panel of experts and educators, we are establishing precise blood pressure management as an important beneficial effect on patient outcomes.
We have begun a program in investigator initiated studies of Cleviprex in vascular surgery, such as aortic dissection, in neurocritical care such as stroke and neurosurgery, and in high-risk studies such as hypertensive patients with acute heart failure. These studies are being undertaken in some of the country’s leading centers, and we believe they will provide important information to drive understanding and growth of Cleviprex.
We have also learned already that, in the hands of caregivers, pharmacists, nurses, physicians assistants and physicians, Cleviprex performs extremely well, providing precise blood pressure management in the full range of high-risk hospital patients we anticipated. This gives us the confidence that Cleviprex will be successful worldwide.
We are shifting resources to a dedicated team to focus on the specific needs of Cleviprex. This team will report directly to me. We will work with the leading high-volume centers in the US, building relationships with the pharmacy and others to ensure access to the drug, and moving quickly to educate the wide range of healthcare professionals that administer the drug to patients.
We understand what is necessary to move Cleviprex forward in the United States marketplace. We have done this before with Angiomax, which started with similar market challenges. We believe we can do it again.
Preparation for a Phase III program for Oritavancin has moved forward as planned. Discussions with FDA and other agencies regarding the design of clinical studies are ongoing, and we expect the worldwide pivotal studies to begin in the second half of 2009, as planned.
Finally, we are in the process of analyzing the data that we’ve generated in the cangrelor CHAMPION Phase III trial. We expect that the data from the program will be presented at major medical meetings in the fall.
With that, Glenn, let’s turn it over to you.

Glenn Sblendorio — The Medicines Co. — EVP, CFO
Thank you, John, and good morning, everyone. I will start with a review of the financial results for the second quarter of 2009.

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Jul. 29. 2009 / 8:30AM ET, MDCO — Q2 2009 The Medicines Company Earnings Conference Call
As we reported this morning, total net revenues for the second quarter of 2009 were $104.2 million compared to $86.7 million in the second quarter of 2008, an increase of $17.5 million or 20%.
US Angiomax net sales were $98.8 million, an increase of 17% over the second quarter 2008, driven by volume growth of 13.5% and price of 3.5%. In May of 2009, we announced a 6.25% price increase. This increase will equal an effective 3% for the full year of 2009.
International revenues totaled $4.5 million, which is almost double that reported in the second quarter of 2008. In the EU, Angiox vial sales increased 52% year-over-year. As John Kelley mentioned in his update, where we have sales force deployed, we see a commensurate increase in sales.
During the first half of 2009, we hired 36 salespeople in Europe. As of last week, we have a total of 46 people in the field.
Cleviprex net sales for the second quarter of 2009 were $900,000. This number, which counts only pull-through sales to hospitals, was below our expectations and our guidance of $1.2 million.
Because our total worldwide end-user revenues have grown substantially again this quarter, royalties to Biogen Idec increased based on agreed-upon partnership rates. Cost of revenue was 29.1% for the quarter, compared to 25.3% for the second quarter of 2008.
Inventory at the wholesalers continues to remain within our targeted range of four to six weeks. As of June 30, 2009, inventory at the wholesalers was approximately 4.9 weeks, unchanged from the first quarter.
R&D spend was $21.8 million during the second quarter of 2009 compared to $19.8 million during the second quarter of 2008, an increase of $2 million. Cangrelor, our largest R&D project in the second quarter, accounted for approximately 45% of the R&D spend.
Spending for Angiomax R&D, which included lifecycle initiatives, was $3.9 million or 18%. Cleviprex R&D was $3.3 million or 16%. Oritavancin R&D was $1.2 million or 5%; cu 10, approximately $900,000 or 4%. Other R&D, which is primarily business development, was $2.7 million or 12%. The previously announced discontinuance of the enrollment of the Phase III cangrelor CHAMPION program will result in R&D savings of approximately $5 million in 2009.
SG&A spend for the second quarter of 2009 increased approximately 18.3% to $45.9 million from $38.8 million for the same period in 2008. As foreseen, SG&A expenses have increased as we invest in building our European team, as well as the team here in the United States. During the second quarter, we spent approximately $8.5 million related to headcount expansion for the US and the European sales forces, as well as the medical science teams and associated infrastructure costs. SG&A for the quarter also includes approximately $1.9 million related to operational costs for Oritavancin in Leipzig, which were not spent in 2008. Compared to 2008, there was approximately a $1.5 million decrease in US marketing costs, primarily related to Angiomax.
Total stock-based compensation expense was $5.4 million in the second quarter of 2009, compared to $6.9 million in the second quarter of 2008, primarily due to a decrease in the number of options granted and the lower Black-Scholes valuation.
Recorded income taxes of $3.1 million in the second quarter of 2009, based on income of $6.9 million, compared to $4 million of taxes based on income of $8 million for the second quarter of 2008. Our effective tax rate for the second quarter of 2009 and 2008 was 44% and 49% respectively. As we’ve previously explained, we do not expect to pay any significant cash taxes for the foreseeable future.
For the second quarter of 2009, we reported GAAP net income of $3.8 million or $0.07 per share, as compared to net income of $4.1 million or $0.08 per share in the second quarter of 2008.
Non-GAAP net income for the second quarter of 2009, which excludes the Targanta acquisition costs, stock compensation expense, and non-cash taxes, was $12.3 million or $0.24 per share.
As of June 30, our cash and available-for-sale securities have increased $21.5 million to $185.8 million from $164.3 million in the first quarter.
As mentioned in our first-quarter call, the Company has adopted its SFAS 141-R for business combinations effective January 1, 2009 to account for the acquisition of Targanta Therapeutics Inc. Based on our preliminary evaluation, we have recorded in-process R&D of $68.4 million, goodwill of $21.7 million, a deferred tax liability of $27.8 million associated with in-process research and development, and contingent value

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Jul. 29. 2009 / 8:30AM ET, MDCO — Q2 2009 The Medicines Company Earnings Conference Call
rights of $22.7 million. The accounting for these assets and liabilities will require quarterly assessments and could change as the Oritavancin development programs progress. We expect our final valuation will be completed before the end of the year, and do not anticipate any material changes to the values recorded.
Finally, John has provided an update of sales guidance. We have not changed other aspects of our guidance, and I ask that you please refer to our second-quarter fact sheet that will be posted to the website for additional information.
Now, I’d like to turn the call over to Clive.

Clive Meanwell — The Medicines Co. — Chairman, CEO
Thanks a lot, Glenn. Just to wrap up here, Angiomax is now a leading hospital product in the United States with sales of around $400 million a year. This fact shows our capabilities in the sector.
Importantly, 2.5 million estimated patients have been treated with Angiomax since launch. We and many of our major customers have estimated from large datasets, including randomized trials and real-life experiences, that Angiomax has improved outcomes for many patients, has improved efficiency for caregivers, and has saved the American hospital system well over $1 billion since we launched the product.
This is not accidental. It is our strategy. We are well positioned to contribute and compete in any new version of the US healthcare system.
Furthermore, with deployment of resources in other markets and a focus on providing that kind of value to just 2,650 hospitals worldwide which we believe deliver 80% of the care in this field, we expect the product will grow for years to come. Second-quarter year-on-year growth in Europe of 52% supports that prospect, and we are pleased with the high quality and commitment of professionals that we have been able to attract to our organization. We expect to grow beyond Europe.
John Kelley mentioned the lifecycle initiatives with Angiomax in the United States, and those will be discussed when appropriate. In the meantime, we continue to advocate ever more intensively for a change in the patent law that will enable the PTO to consider late filings under Hatch Waxman.
We also continue to reserve the right to take actions against our legal advisors who filed our application late. As we have stated in previous conference calls, we believe the Angiomax/Angiox franchise worldwide will continue to be an important source of revenue and a demonstration of leadership for many years to come at The Medicines Company.
While off to a slow start in sales, Cleviprex continues to have great potential in the management of blood pressure in critical-care patients, and we’ve taken concrete steps to accelerate the pace of market penetration. Some of you may remember the launch of Angiomax; I do. Just like then, we are not satisfied with early sales results. Just like with Angiomax in the early stages, however, we will win business one hospital account at a time. Unlike Angiomax, we won’t need major new indication trials to expand labeling; we already have a very broad label in the United States.
What we will need to do, based on consistent positive feedback from early adopters, is to increase the frequency, intensity and productivity of our interactions with hospitals who deliver cardiovascular for surgery, intensive and emergency medicine, and neurocritical care, and we define needs there, generate useful data and content, and influence change in prescriber and payor behavior. We have the data to do so, and we know we can do it, and we will do it.
We can expect strong news flow for the rest of the year. In addition to progress with Angiomax/Angiox and Cleviprex, we look forward to regulatory progress towards Cleviprex approval in Europe; the start of Phase III trials for Oritavancin; in-depth understanding of Phase III trial results and potentially new plans for cangrelor; and progression of CU 2010 in human studies.
We also continue to have a keen eye on new business opportunities worldwide, which can be financed through ongoing operations. We are fortunate, during times such as these, to have a strong cash position with no debt and be solidly positive in cash flow. We therefore look forward to the rest of the year very much indeed.
With that, let’s take some questions from the audience.
QUESTION AND ANSWER

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Jul. 29. 2009 / 8:30AM ET, MDCO — Q2 2009 The Medicines Company Earnings Conference Call

Operator
(Operator Instructions). Lucy Lu, Citigroup.

Lucy Lu — Citi Investment Research — Analyst
Thank you. Good morning. A question on Angiox — obviously, the previous guidance was $30 million to $40 million, and so far this year you’ve done about $8 million. I just wanted to see if you could provide an updated range for Angiox sales. Then I have a follow-up. Thank you.

Clive Meanwell — The Medicines Co. — Chairman, CEO
Well, as we said in the conference script, we see a difference in mix. We think the total Angiomax/Angiox worldwide sales are going to come in where we had hoped.
Obviously, if the US is a bit higher, it may be that the total for the European set-up will be a bit lower. I think maybe, John, you want to comment on that. But we thought it would be better to wait for some more data as we get the new salesforce in place before trying to make a — hazard a guess to that. But John, do you want to add something?

John Kelley — The Medicines Co. — President, COO
No, Clive, I would reiterate what you just said. We definitely are seeing an impact as we get sales representatives in front of customers, or larger orders from customers, new customers coming on board. It’s really a matter of getting the rest of the salesforce in place. We believe we will have that completed in the third quarter. So we are seeing good progress. We anticipate continuing to see strong progress. Again, we believe that the overall Angiox/Angiomax number for the year and guidance that we gave at the beginning of the year.

Lucy Lu — Citi Investment Research — Analyst
Okay. Then areas where Angiox is available in Europe, can you just talk about what type of patients that are currently getting the drug and just talk about high-risk versus low-risk? Obviously, MI versus ACS, if there is any color you could provide. Thanks.

John Kelley — The Medicines Co. — President, COO
Well, again, I think based on the data that’s available for the product, I think physicians are looking at this as an agent that is ideal to use in those patients that are high-risk patients. So non-STEMI, STEMI patients but also patients that are high-risk for bleeding. So I think we are getting a pretty good use across the board, and we are seeing a pretty good uptake as we get a chance to initiate discussions with physicians.
I think the one thing that strikes me over and over again, as I’ve made calls in Europe, is physicians are aware of our data; they know of HORIZONS but I wouldn’t say that they know — have in depth knowledge of things like HORIZONS and ACUITY. That’s what we need to do is help them understand that and see where the product could be used.

Clive Meanwell — The Medicines Co. — Chairman, CEO
I think, to add to that, I think, in the very stable patient with no risk factors for bleeding, we would not expect a lot of Angiomax/Angiox to be used in those patients. But when you look across a stable angina population which in Europe not so many of those people get to the Cath Lab, but among those who do, many of them do have other high-risk factors such as the elderly, or they have risk of bleeding, or they have renal impairment, all of which are strong indications for selecting Angiomax over even monotherapy heparin. So most of the effort I think that we are putting in that we expect to see action on is the STEMI, non-STEMI.

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Jul. 29. 2009 / 8:30AM ET, MDCO — Q2 2009 The Medicines Company Earnings Conference Call

Operator
Liana Moussatos, Wedbush.

Liana Moussatos — Wedbush Morgan Securities — Analyst
What have been your hurdles for staffing in Europe?

John Kelley — The Medicines Co. — President, COO
Well, first of all, we want to make sure that we are hiring high-quality people, so we have — I think we’ve taken our time to make sure that we are getting people that fit with the culture and be can part of the organization. Then there are things like contracts and labor laws, and also periods of notice. So for example, in some countries, when we have hired someone or made an offer, they have to resign from your current position and go through a three to four-month waiting period before they can join the Company.
So some things like that have slowed us down. To be perfectly honest, we didn’t anticipate all of those particular areas. But I think we’ve made some good progress. We’ve seen, once we can find a good person in a country, that leads to others joining in. So we have progressed now I think fairly quickly through staffing up the organization and should be finished in the third quarter with what we need to do.

Clive Meanwell — The Medicines Co. — Chairman, CEO
One of the criteria for example, Liana, that we tried to get is we tried to get people who are scientifically competent in English because it’s a very global market. I think getting trained on the datasets needs to be in English. It is quite challenging to find professionals who are sufficiently comfortable in English to train in English, as well as to sell in their local language. That has been another — you know, it’s just one example of the kinds of high hurdles we’ve been seeing, and I think ultimately will pay off but it has slowed things down.

Liana Moussatos — Wedbush Morgan Securities — Analyst
Thank you. I remember early launch of Angiomax. You kind of had to change thinking out there about heparin is good enough and the side effects of heparin were just kind of accepted, especially bleeding.
What kind of like specific clinical issues with Cleviprex are you going to have to address, since it’s good that you don’t have to do these big trials. But what are the parallels with the Cleviprex launch that you’re going to go after?

John Kelley — The Medicines Co. — President, COO
Well that’s a great question, Liana. I mean I think there are a lot of parallels. First of all, it is a marketplace that has a lot of older, inexpensive generic products on the market that, to be perfectly honest, these standards for blood pressure control aren’t terribly precise and haven’t been well explained. I think one of the challenges is elevating the importance of precise blood pressure control, and the importance of the actions of a drug like Cleviprex.
It is easy for someone to say “I can just use sodium nitroprusside, or I’ve been using it for years; I have been using IV nitroglycerin” when in fact those drugs might not be very good drugs for what needs to be done with these patients.

Clive Meanwell — The Medicines Co. — Chairman, CEO
The other thing I would add to that, Liana, is the team has done a really good job in establishing a framework of thinking for why precise blood pressure control and blood pressure management matters. It matters because it is correlated with mortality, particularly in cardiac surgery. It is correlated quite strongly with mortality. But very few physicians and cardiac surgeons actually now knows that at this point, and that’s something we have to really work on.

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Jul. 29. 2009 / 8:30AM ET, MDCO — Q2 2009 The Medicines Company Earnings Conference Call
In addition, I think that, in the neurocritical care area, whilst there’s been a tremendous uptake and success with nycardipine, which has done well in that market, there is an under-appreciation I think of the problems that Cardene proves with its long half-life and accumulation. We need to get that better understood in the marketplace.
Then in the critical-care patient, the emergency medical patient, I think there are issues related to Nipride and how — whilst it is extremely titratable, it has problems with overshoot, whereas obviously Cleviprex has the speed of Nipride but the arterial selectivity of the calcium channel blocker.
So these are very big medical concepts to get across. You can’t just walk into a hospital and establish them; it takes time. That’s what we need to focus on. It is a bit like bleeding in the sense that nobody believed that bleeding was important six or seven or eight years ago, and now it is clearly one of the most important treatment targets for selection of therapy.
Here, there has been an under-appreciation that precise blood pressure management, not just blood pressure reduction, is a critical success factor in patient outcomes. That’s what we have to establish. I think we have the data and we will be able to pile on more data to prove that. It will take time, though.

Operator
Jason Kantor, RBC.

Jason Kantor — RBC Capital Markets — Analyst
I have several, but could you talk a little bit about the Cleviprex? Obviously, you need to do more marketing there; you said you need to increase the frequency and productivity of your calls. You need to generate more useful data. Is this an increase in SG&A spending, then, that you are going to do, or is it a shift from another product to Cleviprex? Do you need to run additional studies to generate the data that is being sought?

Clive Meanwell — The Medicines Co. — Chairman, CEO
Well, I think it’s a concentration of resources, as John mentioned, around him. I don’t think it will increase SG&A. I think it will shift what we spend the money on, and I think it will intensify the medical marketing aspects as opposed to the more traditional marketing aspects.
I think we will also spend a bit more time on education training for our — the tip of the spear team. But no, there will be no sort of marked increase in SG&A overall. Whatever adjustments we have to make within the organization, we will make them by moving resources around.

Jason Kantor — RBC Capital Markets — Analyst
So what project then gets the short end of that stick? Is it less marketing on Angiomax, or is that the way we should think about it?

Clive Meanwell — The Medicines Co. — Chairman, CEO
No, I think you should just think about it in terms of you’ve got about 200-250 people fully-loaded working on these projects. We are going to move them around to optimize the way they are deployed.
I think that — I don’t know if you need — if you’re building a model that splits out SG&A by product, sure, you could make that argument, but I think we already have the deployment in dollar terms that we wanted. It’s just a question of getting people to do different things.

Jason Kantor — RBC Capital Markets — Analyst
Do you need to generate more clinical data? Is that something that I heard you say?

Clive Meanwell — The Medicines Co. — Chairman, CEO

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Jul. 29. 2009 / 8:30AM ET, MDCO — Q2 2009 The Medicines Company Earnings Conference Call
I actually don’t think we need to develop a whole more clinical data. It’s very simple questions that customers are asking us about, which can be developed easily with 30 patients here, 20 patients there.
For example, although it may be considered by some to be a somewhat academic question because there is no reason calcium channel blockers should raise intracranial pressure, people in neurocritical care want to know whether it does or not. We are very confident that it doesn’t but we need to just show that with a few dozen patients. Similarly, the on and off characteristics of the product in cardiac surgery and the way it’s titrated and used need to be demonstrated in the hands of people who are ultimately going to use it in major institutions.
Recall that our cardiac surgery program was a very well-controlled program, randomization and so on, so people didn’t really get a chance to use it that much. We need to give people experience in severe situations like aortic dissection. We don’t have any data there but how much data do you need in aortic dissection? Frankly, a couple of case studies would convince you that the product lowers blood pressure.
So, whilst we need to work with opinion leaders and key centers to help them experience and write about the drug themselves, I don’t see any of this being major. It’s also already embedded within our budget.

Jason Kantor — RBC Capital Markets — Analyst
Great, If I could ask one more question, I guess it is now getting to a point where perhaps the legal option against — to try to recover some of the Angiomax value is growing in likelihood. I’m wondering if you could give us some sense of how that might play out in terms of timing. Then should you recover some money, what about, on damages, you think you’ll suffer and seek? Is that something you would just return to shareholders as some kind of special dividend, or would you look to reinvest that in the business?

Clive Meanwell — The Medicines Co. — Chairman, CEO
Well, first of all, we have always selected the finest law firms in the country. As a result, they are very well-funded and they are very successful. So working with our law firms on a settlement or an agreement or a lawsuit is something that we obviously don’t want to do it, and we would much rather get the solution in Washington. But should that arise, then obviously we would expect it to be not insignificant. It would be a little premature for me to act as judge and jury on that question, but clearly, as we’ve said in prior guidance discussions, long-term substantial amounts of money could be involved and over substantial periods of time.
As to your other question, I think it is too premature to kind of talk about what we would do with the funding. You know, quite honestly, are building a company that is supposed to become a leading critical care hospital business. Whilst the shareholders might be looking for dividends from The Medicines Company, there might be other forms of investments that are more likely to provide dividends than a young, rapidly growing biotech company. But I might be wrong. So, we will leave that open, Jason, for now with no commitment for a special dividend. But I hear what you’re saying. Whatever we do do with the money, it will be value-creating for investors.

Jason Kantor — RBC Capital Markets — Analyst
Thank you.

Operator
(Operator Instructions). Joseph Schwartz, Leerink Swann.

Joseph Schwartz — Leerink Swann & Co. — Analyst
Good morning, Clive. I was wondering if you could give us some insight into what your lifecycle management strategy might be for Angiomax, and if not at this point, then when can we expect to learn more, given that the expiration date is rapidly approaching?

Clive Meanwell — The Medicines Co. — Chairman, CEO

Final Transcript

Jul. 29. 2009 / 8:30AM ET, MDCO — Q2 2009 The Medicines Company Earnings Conference Call
Yes, sure. I think time ticks and we are well aware of the calendar. I think it would be a bit premature to talk about specifics until the appropriate moment. So, as in prior discussions, you know, we have indicated in broad terms that we haven’t been sitting by waiting for the calendar to arrive, but I think it would be a little early to say anything specific at this point.

Joseph Schwartz — Leerink Swann & Co. — Analyst
As far as the potential for settlement goes with the law firms who are responsible for handling the patent filing, at what point is that possible? Do you need to actually be injured by another generic or another Angiomax in generic form launching, or could such a settlement occur before that point in time?

Clive Meanwell — The Medicines Co. — Chairman, CEO
I am not really an expert on those matters and would have to take advice about that kind of thing.
I think that, for the time being, we are going to stay focused on advocating for change in the law, building the brand, keeping pushing it worldwide. I think the right moment for that discussion will be evident when it comes. I think, for the time being, we have to stay focused on building the brand and trying to change the law. We will come back to you on that one if that changes.

Joseph Schwartz — Leerink Swann & Co. — Analyst
All right, and then just one more follow-up if I could? As far as the law firms and their funding, this would be some substantial amount as you noted, given it is at peak for the drug essentially and for many years. So are they able to cover all of those damages? Do they have adequate insurance? What is your understanding of their ability to make you whole?

Clive Meanwell — The Medicines Co. — Chairman, CEO
Well, again, that would be subject to much more detailed conversation than have ever happened at this stage. They are terrific law firms were talking about; they are very accomplished firms; they are very successful firms. We believe that they understand the importance of the discussion.
I think the potential financial arrangements, however they are designed or created, would be substantial and would be meaningful to The Medicines Company. But as to whether it would make the Company whole or whether it would have some other remedial effect, I think it’s a little early to tell and be a bit speculative. But it would be substantially significant.

Operator
Maged Shenouda, UBS.

Maged Shenouda — UBS — Analyst
Can you provide more detail on the Oritavancin Phase III program and your discussions with the FDA?

Clive Meanwell — The Medicines Co. — Chairman, CEO
Hi Maged, yes. Well, since we are literally talking to them in the last few days, we haven’t yet completed that conversation. I think we are happier to give specifics later. But what we can say is to reiterate what we’ve gone into the conversations with — is that these will be randomized studies against vancomycin noninferiority for skin structure infections.
We would aim for a 10% noninferiority margin. We would try to — we will try to emphasize the 1200 mg single dose as a major part of the study. We obviously will want to generate sufficient MRSA patients. We believe we can generate more than 300 in this program to give the FDA the kind of assurance that they lacked the first time around, which was clear, sufficient I should say, evidence of effect in an MRSA population.

Final Transcript

Jul. 29. 2009 / 8:30AM ET, MDCO — Q2 2009 The Medicines Company Earnings Conference Call
So those are the key pragmatics of these — this Phase III program. We will be able to talk more carefully about that I think and more helpfully to you once we’ve completed discussions with the agency.
I would say that all of the interactions with the FDA since we began have been extremely (inaudible) positive. I think, thanks to the excellent relationships and professionals at Targanta who are still with us, that ongoing discussion with the FDA has been constructive throughout. I think that the new blended team is doing a very nice job and looking forward to the outcome of their discussions.

Maged Shenouda — UBS — Analyst
With the realistic timeline, how long do you think it would take to complete the program?

Clive Meanwell — The Medicines Co. — Chairman, CEO
Well, again, it depends on the numbers of course, but I think it’s — we are thinking in a couple of years.

Glenn Sblendorio — The Medicines Co. — EVP, CFO
Maged, it is Glenn. I think the longer-term guidance that we gave last quarter that launch probably late first-half/early second half of 2012 still stands based on what we know today. That would — and I think John had mentioned earlier in the call that, based on these discussions with the FDA which are not complete yet, our target is still to have a patient enrolled in the Phase III trial in the second half of the year.

Clive Meanwell — The Medicines Co. — Chairman, CEO
It would also be remiss of us not to mention the European situation. We obviously see this as a global brand. We have said on a number of occasions that there is, as you know, a pending application. We at The Medicines Company have been somewhat skeptical whether the data will be sufficient for European approval. We will be able to update investors on that as we go forward here, but clearly the discussions of the regulatory nature need to be global in nature, and by the way including Japan.

Operator
At this time, there are no further audio questions. I would now like to turn the call over to Mr. Clive Meanwell for closing remarks.

Clive Meanwell — The Medicines Co. — Chairman, CEO
Well, thanks very much, everybody, for joining us today. With the $400 million run rate, rapid growth in Europe, and scrapping our way forward in the Cleviprex market, we feel we can continue to build the business.
There is more to come with Oritavancin, CU 2010, and possibly interesting results from cangrelor. Fortunately, a good strong cash position at the end of the quarter, and I thank everybody in The Medicines Company team. Thanks for your listening.

Operator
Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect, and have a good day.

Final Transcript

Jul. 29. 2009 / 8:30AM ET, MDCO — Q2 2009 The Medicines Company Earnings Conference Call

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